EXHIBIT 99.1

Contacts:	Phillip D. Kramer	A. Patrick Diamond
	Executive VP and CFO	Manager, Special Projects
	713/646-4560 – 800/564-3036	713/646-4487 – 800/564-3036

FOR IMMEDIATE RELEASE

Plains All American Pipeline, L.P. Reports

Financial Results for Third Quarter 2003 –

Operating Results In Line with Expectations

(Houston – October 28, 2003) Plains All American Pipeline, L.P. (NYSE: PAA) today reported operating and financial results for the third quarter of 2003, which were impacted by several items that affected the comparability of results between reporting periods. In accordance with generally accepted accounting principles (“GAAP”), the Partnership reported net income of $11.9 million, or $0.20 per basic limited partner unit ($0.19 per diluted limited partner unit). Earnings before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP financial measure, was $32.7 million. The Partnership’s results for the third quarter of 2003 were impacted by three notable items, including:

•	a compensation expense accrual of $7.4 million, the vast majority of which is associated with management’s assessment of the probable vesting in 2004 of restricted unit grants pursuant to the Partnership’s long term incentive plan (“LTIP”). Approximately 50% is expected to be satisfied with the issuance of common units and the remaining 50% is expected to be paid in cash;

•	a noncash loss on early extinguishment of debt of $200,000 due to the prepayment of a portion of our term debt; and

•	a noncash, mark-to-market loss of $2.9 million due to the impact of Statement of Financial Accounting Standards (“SFAS”) No. 133 “Accounting for Derivative Instruments and Hedging Activities”.

Collectively, these items affecting comparability reduced EBITDA and net income and net income per basic and diluted limited partner unit by $10.5 million, $0.20 and $0.19, respectively. By comparison, for the third quarter of 2002 the Partnership reported net income of $16.3 million, or $0.33 per basic limited partner unit ($0.33 per diluted limited partner unit), and EBITDA of $32.7 million. Net income and EBITDA for the third quarter of 2002 included a noncash, mark-to-market loss of $0.4 million due to the impact of SFAS 133.

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“From a fundamental perspective, the Partnership generated strong operating results solidly ahead of the mid-point of our published guidance,” said Greg L. Armstrong, Chairman and CEO of Plains All American. “The compensation expense that was accrued in the third quarter has been the subject of significant discussion and disclosure for some time now, including the difficulty of forecasting the exact timing of the charge. This difficulty relates to the process by which management must subjectively assess the probability that the Partnership will achieve certain performance criteria that trigger the conversion of subordinated units into common units, which is the threshold requirement for the vesting of restricted units under the LTIP. Such assessment can only be determined by reviewing all the facts and circumstances that exist as of the end of each accounting period.”

Armstrong noted that based upon the Partnership’s financial performance during the third quarter, management anticipates meeting the financial tests required by Plains All American’s partnership agreement for the one-for-one conversion of 2,507,405 subordinated units, or 25% of the Partnership’s outstanding subordinated units, into common units. The final requirement for such conversion to occur relates to the payment of the third quarter 2003 distribution to unitholders, which has been declared payable on November 14, 2003. Armstrong also noted that, when the performance and probability assessment is performed as of December 31, 2003, the potential exists for an accrual in the fourth quarter relating to the conversion of the remaining 75% of the subordinated units and associated LTIP vesting.

“The third quarter represents a milestone as it has been slightly over one year since we completed the second largest acquisition in the Partnership’s or its predecessor’s history,” said Armstrong. “Our solid operating results demonstrate that our acquisitions are successfully and timely being integrated, and that our business is performing consistently with our business model.”

“On a comparable basis, excluding the LTIP accrual, we are on track to increase our EBITDA by almost 30% over 2002 levels, despite absorbing incremental regulatory, public company and industry specific costs not previously foreseen,” continued Armstrong. “We have also demonstrated our commitment to financial discipline. As a result, despite spending almost $550 million on acquisitions and expansion projects over the last 21 months, we ended the quarter with a stronger balance sheet and credit profile and significant liquidity. Accordingly, we are well positioned and expect to continue to profitably expand our business.”

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The following table summarizes certain items that the Partnership believes affect the comparability of financial results between third quarter reporting periods:

	For the Three Months Ended
	September 30,
	2003	2002
	(Dollars in millions)
SFAS 133 noncash mark-to-market adjustments	$(2.9)	$(0.4)
LTIP accrual	(7.4)	—
Loss on early extinguishment of debt	(0.2)	—

Total	$(10.5)	$(0.4)
Per Basic Limited Partner Unit	$(0.20)	$(0.01)
Per Diluted Limited Partner Unit	$(0.19)	$(0.01)

The following table presents certain selected financial information by segment for the third quarter reporting periods:

	Pipeline Operations	Gathering, Marketing, Terminalling & Storage Operations
	(Dollars in millions)
Three Months Ended September 30, 2003 (1)
Revenues	$164.4	$2,905.5
Cost of sales and operations (excluding depreciation and LTIP accrual)	133.9	2,883.9
LTIP accrual—operations	0.4	1.0

Gross margin (excluding depreciation)	30.1	20.6
General and administrative expenses (excluding LTIP accrual) (2)	4.6	7.6
LTIP accrual—general and administrative	2.6	3.4
Gross profit (excluding depreciation)	$22.9	$9.6

Noncash SFAS 133 impact (3)	$—	$(2.9)

Maintenance capital (4)	$1.0	$0.3

Three Months Ended September 30, 2002 (1)
Revenues	$130.4	$2,220.7
Cost of sales and operations (excluding depreciation and LTIP accrual)	107.4	2,199.4
LTIP accrual—operations	—	—

Gross margin (excluding depreciation)	23.0	21.3
General and administrative expenses (excluding LTIP accrual) (2)	3.3	8.2
LTIP accrual—general and administrative	—	—
Gross profit (excluding depreciation)	$19.7	$13.1

Noncash SFAS 133 impact (3)	$—	$(0.4)

Maintenance capital (4)	$0.5	$0.7

(1)	Revenues and costs of sales and operations include inter-segment amounts.

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(2)	General and administrative (G&A) expenses reflect direct costs attributable to each segment and an allocation of other expenses to the segments based on the business activities that existed at that time. The proportional allocations by segment require judgment by management and will continue to be based on the business activities that exist during each period.
(3)	Amounts related to SFAS 133 are included in revenues, gross margin (excluding depreciation) and gross profit (excluding depreciation).
(4)	Maintenance capital consists of expenditures required to maintain the existing operating capacity of partially or fully depreciated assets or extend their useful lives.

Excluding the LTIP accrual, gross profit (excluding depreciation) in the pipeline segment was up 31% in the third quarter of 2003, when compared to the third quarter of 2002, while the gathering, marketing, terminalling and storage segment, including the impact of SFAS 133 in both periods, was relatively flat. However, also excluding the impact of SFAS 133 in both periods, the gathering, marketing, terminalling and storage segment was up 25% in the third quarter of 2003, when compared to the third quarter of 2002. The relative increases resulted from the completion of several smaller acquisitions since the end of the third quarter of 2002 and the inclusion of only two months’ contribution from the Shell assets in the third quarter of 2002. In addition, increased pipeline volumes across many of the Partnership’s pipeline systems, realization of post-acquisition synergies and the completion of Phase II and Phase III expansions at the Partnership’s Cushing Terminal also contributed to the overall improvement in financial results.

For the nine-month period ended September 30, 2003, the Partnership reported net income of $59.6 million, or $1.06 per basic limited partner unit ($1.05 per diluted limited partner unit), and EBITDA of $120.3 million. Items affecting comparability reduced EBITDA and net income and net income per basic and diluted limited partner unit by $9.3 million, $0.18 and $0.17 per unit, respectively. By comparison, for the first nine months of 2002 the Partnership reported net income of $47.5 million, or $1.01 per basic limited partner unit ($1.01 per diluted limited partner unit), and EBITDA of $90.8 million. Net income and EBITDA for the first nine months of 2002 include a noncash, mark-to-market loss of $2.1 million due to the impact of SFAS 133.

The following table details certain items that the Partnership believes affect the comparability of financial results between first nine-month reporting periods:

	For the Nine Months Ended
	September 30,
	2003	2002
	(Dollars in millions)
SFAS 133 noncash mark-to-market adjustments	$(1.7)	$(2.1)
LTIP accrual	(7.4)	—
Loss on early extinguishment of debt	(0.2)	—

Total	$(9.3)	$(2.1)
Per Basic Limited Partner Unit	$(0.18)	$(0.05)
Per Diluted Limited Partner Unit	$(0.17)	$(0.05)

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The following table presents certain selected financial information by segment for the first nine-month reporting periods:

	Pipeline Operations	Gathering, Marketing, Terminalling & Storage Operations
	(Dollars in millions)
Nine Months Ended September 30, 2003 (1)
Revenues	$489.1	$8,594.8
Cost of sales and operations (excluding depreciation and LTIP accrual)	405.2	8,513.8
LTIP accrual—operations	0.4	1.0

Gross margin (excluding depreciation)	83.5	80.0
General and administrative expenses (excluding LTIP accrual) (2)	13.7	23.7
LTIP accrual—general and administrative	2.6	3.4
Gross profit (excluding depreciation)	$67.2	$52.9

Noncash SFAS 133 impact (3)	$—	$(1.7)

Maintenance capital (4)	$4.8	$0.7

Nine Months Ended September 30, 2002 (1)
Revenues	$334.1	$5,554.6
Cost of sales and operations (excluding depreciation and LTIP accrual)	273.8	5,490.5
LTIP accrual—operations	—	—

Gross margin (excluding depreciation)	60.3	64.1
General and administrative expenses (excluding LTIP accrual) (2)	9.9	23.5
LTIP accrual—general and administrative	—	—
Gross profit (excluding depreciation)	$50.4	$40.6

Noncash SFAS 133 impact (3)	$—	$(2.1)

Maintenance capital (4)	$2.7	$1.3

(1)	Revenues and costs of sales and operations include inter-segment amounts.
(2)	General and administrative (G&A) expenses reflect direct costs attributable to each segment and an allocation of other expenses to the segments based on the business activities that existed at that time. The proportional allocations by segment require judgment by management and will continue to be based on the business activities that exist during each period.
(3)	Amounts related to SFAS 133 are included in revenues, gross margin (excluding depreciation) and gross profit (excluding depreciation).
(4)	Maintenance capital consists of expenditures required to maintain the existing operating capacity of partially or fully depreciated assets or extend their useful lives.

The Partnership’s basic weighted average units outstanding for the third quarter of 2003 totaled 52.8 million (53.4 million on a diluted basis) as compared to 46.0 million (46.0 million on a diluted basis) in last year’s third quarter. The Partnership’s basic weighted average units outstanding for the first nine months of 2003 totaled 51.7 million (52.4 million on a diluted basis) as compared to 44.2 million (44.2 million on a diluted basis) in last year’s first nine months. At September 30, 2003, the Partnership had 55.5 million units outstanding.

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The Partnership’s long-term debt at September 30, 2003, totaled $453.7 million as compared to $526.5 million at June 30, 2003, a decrease of approximately 14%. At September 30, 2003, the Partnership’s long-term debt-to-total capitalization ratio was approximately 39%. On October 27, 2003, the Partnership announced it was in the process of replacing its existing secured credit facilities with unsecured credit facilities. While there can be no assurance that the Partnership will be successful in this endeavor, management expects to complete this refinancing transaction in the fourth quarter of 2003.

On October 23, 2003, the Partnership declared a cash distribution of $0.55 per unit on its outstanding Common Units, Class B Common Units and Subordinated Units. The distribution will be payable on November 14, 2003, to holders of record of such units at the close of business on November 4, 2003.

The Partnership today furnished a current report on Form 8-K, which included material in this press release as well as financial and operational guidance for the fourth quarter and full year of 2003 and preliminary guidance for 2004. A copy of the Form 8-K is available on the Partnership’s website at www.paalp.com.

In this release, our EBITDA disclosure is not presented in accordance with generally accepted accounting principles and is not intended to be used in lieu of GAAP presentations of results of operations or cash provided by operating activities. EBITDA is presented because management believes it provides additional information with respect to both the performance of our fundamental business activities as well as our ability to meet our future debt service, capital expenditures and working capital requirements. Management also believes that debt holders commonly use EBITDA to analyze partnership performance. A reconciliation of EBITDA to net income and cash flow from operating activities for the periods presented is included in the tables attached to this release. In addition, the Partnership maintains on its website (www.paalp.com) a reconciliation of all non-GAAP financial information, such as EBITDA, that it discloses to the most comparable GAAP measures. To access the information, investors should click on the “Non-GAAP Reconciliations” link on the Partnership’s home page.

Conference Call:

The Partnership will host a conference call to discuss the results and other forward-looking items on Tuesday, October 28, 2003. Specific items to be addressed in this call include:

1.	A brief review of the Partnership’s third quarter results;

2.	Third quarter crude oil market conditions, acquisition integration activities and activity update;

3.	Capitalization and liquidity update and an update and review of financial and operating guidance for the fourth quarter and full year of 2003 and preliminary guidance for 2004; and

4.	Comments on the Partnership’s outlook.

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The call will begin at 10:00 AM (Central). To participate in the call, please call 877-825-5811, or, for international callers, 973-582-2767 at approximately 9:55 AM (Central). No password or reservation number is required.

Webcast Instructions:

To access the Internet webcast, please go to the Partnership’s website at www.paalp.com, choose “investor relations”, and then choose “conference calls”. Following the live webcast, the call will be archived for a period of sixty (60) days on the Partnership’s website.

Telephonic Replay Instructions:

Call 877-519-4471 or international call 973-341-3080 and enter PIN # 4233419

The replay will be available beginning Tuesday, October 28, 2003, at approximately 1:00 PM (Central) and continue until midnight Monday, November 3, 2003.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, abrupt or severe production declines or production interruptions in outer continental shelf production located offshore California and transported on the All American Pipeline, declines in volumes shipped on the Basin Pipeline and our other pipelines by third party shippers, the availability of adequate supplies of and demand for crude oil in the areas in which we operate, the effects of competition, the success of our risk management activities, the impact of crude oil price fluctuations, the availability (or lack thereof) of acquisition opportunities on terms favorable to the Partnership, successful integration and future performance of assets acquired, continued credit worthiness of, and performance by, our counterparties, conversion (or nonconversion) of our subordinated units into common units, completion of the refinancing of our credit facilities, levels of indebtedness and ability to receive credit on satisfactory terms, successful third party drilling efforts in areas in which we operate pipelines or gather crude oil, regulatory changes, unanticipated shortages or cost increases in power supplies, materials and skilled labor, weather interference with business operations or project construction, the currency exchange rate of the Canadian dollar, environmental liabilities that are not covered by an indemnity or insurance, fluctuation in the debt and equity capital markets (including the price of our units at the time of vesting under our LTIP), and other factors and uncertainties inherent in the marketing, transportation, terminalling, gathering and storage of crude oil and liquefied petroleum gas (“LPG”) discussed in the Partnership’s filings with the Securities and Exchange Commission.

Plains All American Pipeline, L.P. is engaged in interstate and intrastate crude oil transportation, terminalling and storage, as well as crude oil and LPG gathering and marketing activities, primarily in Texas, California, Oklahoma and Louisiana and the Canadian Provinces of Alberta and Saskatchewan. The Partnership’s common units are traded on the New York Stock Exchange under the symbol “PAA.” The Partnership is headquartered in Houston, Texas.

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PLAINS ALL AMERICAN PIPELINE, L.P. AND SUBSIDIARIES

FINANCIAL SUMMARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit data) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
REVENUES	$3,053,677	$2,344,089	$9,044,774	$5,874,759
COST OF SALES AND OPERATIONS
(Excluding depreciation and LTIP accrual)	3,001,627	2,299,823	8,879,867	5,750,398
LTIP Accrual—operations	1,390	—	1,390	—

Gross Margin (excluding depreciation)	50,660	44,266	163,517	124,361

EXPENSES
General and administrative (excluding LTIP accrual)	12,198	11,512	37,431	33,389
LTIP Accrual—general & administrative	6,006	—	6,006
Depreciation and amortization-operations	10,510	7,730	29,491	19,713
Depreciation and amortization-general & administrative	1,478	1,251	4,673	3,412

Total expenses	30,192	20,493	77,601	56,514

OPERATING INCOME	20,468	23,773	85,916	67,847
Interest expense	(8,794)	(7,368)	(26,480)	(20,175)
Interest and other income (expense)	197	(88)	184	(123)

NET INCOME	$11,871	$16,317	$59,620	$47,549

BASIC NET INCOME PER LIMITED PARTNER UNIT	$0.20	$0.33	$1.06	$1.01

DILUTED NET INCOME PER LIMITED PARTNER UNIT	$0.19	$0.33	$1.05	$1.01

BASIC WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING	52,788	46,027	51,735	44,188

DILUTED WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING	53,435	46,027	52,407	44,188

OPERATING DATA (in thousands) (1) (2)
Average Daily Volumes (barrels)
Pipeline activities:
Tariff activities
All American	59	68	60	65
Basin	301	157	264	53
Other domestic	328	260	283	189
Canada	210	201	191	186
Margin activities	77	71	80	72

Total	975	757	878	565

Crude oil lease gathering	429	408	430	406
Crude oil bulk purchases	96	72	84	69

Total crude oil	525	480	514	475

LPG sales volumes	37	32	43	40

Cushing terminal throughput	214	118	196	87

(1)	Volumes associated with acquisitions represent weighted average daily amounts for the number of days we actually owned the assets over the total days in the period.
(2)	2002 volume information has been adjusted for consistency of comparison with 2003 presentation.

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PLAINS ALL AMERICAN PIPELINE, L.P. AND SUBSIDIARIES

FINANCIAL SUMMARY (continued)

FINANCIAL DATA RECONCILIATIONS

(in thousands) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Earnings before interest, taxes, depreciation and amortization ("EBITDA")
Net income reconciliation
Net Income	$11,871	$16,317	$59,620	$47,549
Interest expense	8,794	7,368	26,480	20,175

Earnings before interest and taxes ("EBIT")	20,665	23,685	86,100	67,724
Depreciation and amortization-operations	10,510	7,730	29,491	19,713
Depreciation and amortization-general and administrative	1,478	1,251	4,673	3,412

EBITDA	$32,653	$32,666	$120,264	$90,849

Cash flow from operating activities reconciliation
Net cash provided by (used in) operating activities	$19,563	$9,529	$195,651	$127,387
Net change in assets and liabilities, net of acquisitions	11,082	16,181	(96,136)	(54,583)
Other items not affecting cash flows from operating activities:
Allowance for doubtful accounts	—	—	(100)	—
Change in derivative fair value	(2,886)	(412)	(1,731)	(2,130)
Loss on early extinguishment of debt	(200)	—	(200)	—
Non-cash portion of LTIP accrual	(3,700)	—	(3,700)	—
Interest expense	8,794	7,368	26,480	20,175

EBITDA	32,653	32,666	120,264	90,849
Depreciation and amortization-operations	(10,510)	(7,730)	(29,491)	(19,713)
Depreciation and amortization-general and administrative	(1,478)	(1,251)	(4,673)	(3,412)

EBIT	$20,665	$23,685	$86,100	$67,724

Funds flow from operations (FFO)
Net Income	$11,871	$16,317	$59,620	$47,549
Depreciation and amortization-operations	10,510	7,730	29,491	19,713
Depreciation and amortization-general and administrative	1,478	1,251	4,673	3,412

FFO	23,859	25,298	93,784	70,674
Maintenance capital expenditures	(1,261)	(1,212)	(5,452)	(4,047)

FFO after maintenance capital expenditures	$22,598	$24,086	$88,332	$66,627

Items impacting comparability
SFAS 133 noncash mark-to-market adjustment	$2,886	$412	$1,731	$2,130
LTIP accrual	7,396	—	7,396	—
Loss on early extinguishment of debt	200	—	200	—

Items impacting comparability	$10,482	$412	$9,327	$2,130

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PLAINS ALL AMERICAN PIPELINE, L.P. AND SUBSIDIARIES

FINANCIAL SUMMARY (continued)

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	September 30, 2003	December 31, 2002
ASSETS
Current assets	$564,228	$602,935
Property and equipment, net	1,072,071	952,753
Pipeline linefill	109,481	62,558
Other long-term assets, net	64,362	48,329

	$1,810,142	$1,666,575

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities	$629,531	$637,249
Long-term debt under credit facilities	254,100	310,126
Senior notes, net of unamortized discount	199,640	199,610
Other long-term liabilities and deferred credits	21,483	7,980

	1,104,754	1,154,965
Partners' capital	705,388	511,610

	$1,810,142	$1,666,575

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